Exhibit 10.21
Marathon Oil Corporation

Non-Employee Director Compensation Package

2021 Non-Employee Director Pay Package
Annual Cash Retainer – Paid Quarterly on a Prorated Basis	$95,000
Annual Director Stock Unit Award – Granted Annually[1]	$150,000

Total Annual Compensation Package Exclusive of Chair Fees	$245,000

Audit Committee Annual Chair Cash Fee – Paid Quarterly on a Prorated Basis	$20,000
Compensation Committee Annual Chair Cash Fee– Paid Quarterly on a Prorated Basis	$20,000
Corporate Governance and Nominating Committee Annual Chair Cash Fee – Paid Quarterly on a Prorated Basis	$12,500
Health, Environmental, Safety & Corporate Responsibility Committee Annual Chair Cash Fee – Paid Quarterly on a Prorated Basis	$12,500
Independent Lead Director – Paid Quarterly on a Prorated Basis	$20,000

1 Fully vested in shares of common stock on the earlier of the first anniversary of the grant date or termination of service, with common stock issued shortly thereafter unless deferred election is made.